                            MPCI GENERAL AGENCY AGREEMENT
                     (hereinafter referred to as the "Agreement")

                             entered into by and between

                           FIREMAN'S FUND INSURANCE COMPANY
                                  Novato, California
                      (hereinafter referred to as the "Company")

                                         and

                             CROP GROWERS INSURANCE, INC.
                                Overland Park, Kansas
                   (hereinafter referred to as the "General Agent")

SECTION 1 - APPOINTMENT OF GENERAL AGENT

1.1 The Company hereby appoints the General Agent to conduct and supervise the writing of Multiple Peril Crop Insurance ("MPCI") beginning with the 1997 crop year and for the subsequent crop years during which this Agreement continues in force. The initial term of this Agreement shall be three crop years, subject to the provisions of Section 16.1 of this Agreement.

1.2 The General Agent hereby accepts the Company's appointment, and agrees to perform the duties and discharge the responsibilities described herein, as well as follow the Company's rules and regulations pursuant to
Section 2.3 hereof, to the best of its ability, knowledge, skill and judgment while at all times complying in all material respects with the applicable rules and regulations of the Federal Crop Insurance Corporation (referred to herein as the "FCIC") and all other applicable federal, state and local statutes, rules, regulations, and requirements.

1.3 "crop year" as used herein means each 12 month period from July 1 through June 30.

1.4 For purposes of this Agreement, the term "SRA" shall mean the Standard Reinsurance Agreement and Plan of Operations between the Company and the FCIC for the 1997 and subsequent crop years.

1.5 The Company and the General Agent are parties to a certain MPCI General Agency Agreement, dated March 29, 1995, as amended to date (the "1996 MPCI General Agency

Agreement"). The 1996 MPCI General Agency Agreement shall continue to apply with respect to the 1996 crop year.

SECTION 2 -GENERAL AUTHORITY, DUTIES AND RESPONSIBILITIES, LIMITATIONS AND PROHIBITED ACTS

2.1 The General Agent's appointment is limited to MPCI insurance business on risks located in those states in which the Company has advised the General Agent it is legally authorized to write MPCI, subject to the limits of liability approved by the FCIC in the SRA for the crop year under consideration.

Specifically excluded from this Agreement are all policies written on crops located in Texas. The Company shall enter into a separate agreement, substantially similar to this Agreement, with Texas Crop Growers Insurance Services, Inc., regarding the management of MPCI policies written in Texas. However, premiums written under the separate agreement between Texas Crop Growers Insurance Services, Inc. and the Company shall be taken into account in determining underwriting loss or gain under Section 9 hereof.

2.2 The General Agent is authorized, subject to the terms, conditions and limitations stipulated herein, to:

        a.   solicit, receive and evaluate applications for MPCI;

        b.   accept and bind MPCI;

        c. issue policies of MPCI and endorsements thereto, and cancel or nonrenew such policies where legally permitted, it being understood that nothing herein shall impair the Company's right to legally cancel or nonrenew policies;

        d. subject to Section 5.2 of this Agreement, settle MPCI claims on behalf of the Company; and

        e. appoint local agents and/or brokers ("Producers") who are lawfully licensed to solicit the MPCI business subject hereto consistent with applicable laws, and to suspend and terminate such appointments as necessary.

2.3 The General Agent shall, in all cases and at all times, observe and obey all rules, instructions and directives consistent with the terms of this Agreement as the Company may, from time to time and at any time, reasonably promulgate and the rules, instructions and directions of the FCIC, and shall not bind the Company in contravention of any such rules, instructions or directives.

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

2.4 The General Agent shall comply with all laws and regulations governing the obligations of the General Agent on behalf of the Company hereunder and all instructions and directives of the FCIC with respect to the insurance business written within the scope of this Agreement, and shall file for approval all documents as may be required by the applicable regulatory authorities. The General Agent shall promptly report all appointments of local agents or sub-agents to the Company and prepare, handle and process all filings regarding such appointments. Such appointments shall be accomplished consistent with all applicable state laws and all rules, instructions and directives regarding such appointment process consistent with Section 2.3.

2.5 Except as otherwise provided in this Agreement, the General Agent shall maintain all records, including, but not limited to, statistical and accounting records, that an insurance company would maintain with respect to the insurance business subject hereto so as to allow the Company to make only general ledger entries in its books and records, with all other data maintained by the General Agent and provided by the General Agent to the Company as necessary to enable the Company to prepare its annual convention statement and any other reports required by any governmental agency, and to submit the data required by the various reporting bureaus. The General Agent shall retain the records pertaining to the business subject hereto for as long as applicable statutes require.

2.6 The General Agent's authority under this Agreement is subject to the rules and regulations of the FCIC.

2.7     The General Agent shall not:

        a. accept applications for, bind or issue any insurance which is ineligible for reinsurance under the SRA in effect for the crop year under consideration;

        b. issue policies covering more than one crop year unless such policies can be cancelled or nonrenewed at least annually;

        c. commit the Company to participate in any insurance or reinsurance syndicate;

        d. bind reinsurance or retrocessions on the Company's behalf except pursuant to Section 8 hereof;

        e. accept business from any Producer without assuring that the Producer is lawfully licensed to transact the type of insurance which he is soliciting;

        f. knowingly appoint as a local agent of the Company any person who serves on the Company's board of directors;

        g. knowingly employ any individual who is also employed by the Company;

        h. knowingly allow any person to participate in the business of insurance in violation of 18 U.S.C. Section 1033 et seq.;

        i. settle any claim except consistent with the authority granted under Section 5 of this Agreement;

        j. use or distribute any advertising or promotional material bearing the Company's name without first obtaining the written approval of the Company;

        k. assign its obligations under this Agreement in whole or in part, except as permitted under Section 19.1 hereof;

        l. assign, contract with others for, or "outsource" the General Agent's duties and responsibilities regarding the appointment of local agents or subagents without the Company's written consent, except as permitted under Section 19.1 hereof.

SECTION 3 - POLICY FORMS, SUPPLIES AND LICENSES

3.1 The General Agent shall be responsible for all policy forms entrusted to it, whether issued or not.

3.2 All supplies furnished by the Company to the General Agent, as well as any policy forms or other supplies on which the Company's name appears, whether supplied by the Company or not, shall be and remain the property of the Company and shall be turned over to the Company promptly upon demand.
All licenses and other material relating to governmental licensing or authorization of the Company with respect to this Agreement shall be and remain the property of the Company and shall be turned over to the Company by the General Agent promptly upon demand.

SECTION 4 - PREMIUM

4.1 The Company agrees to cede to the General Agent's insurance company affiliates a percentage, specified by the General Agent, of the MPCI net retained premium produced by the General Agent for the 1997 crop year up to a maximum of *, provided the General Agent's insurance company affiliates retain no more than * of the MPCI net retained premium. For the 1998 crop year, the Company agrees to cede


* The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

to the General Agent's insurance company affiliates a percentage, specified by the General Agent, of the MPCI net retained premium produced by the General Agent up to a maximum of *. For all subsequent crop years during the term of this Agreement, the Company agrees to cede to the General Agent's insurance company affiliates a percentage, specified by the General Agent, of the MPCI net retained premium produced by the General Agent up to a maximum of *.

4.2 The General Agent shall bill, collect, receive and receipt for premiums as they become due. All premiums for business produced under this Agreement shall be handled by the General Agent in accordance with FCIC rules.

4.3 The General Agent is authorized to pay premiums on behalf of insureds. If the General Agent pays premiums on behalf of an insured, the premium subsequently collected from the insured on whose behalf the General Agent has paid premium shall belong to the General Agent and the Company shall have no further interest therein.

4.4 All premiums received by the General Agent on behalf of the Company, either before or after termination of this Agreement, shall be held by the General Agent in trust in a fiduciary capacity in a bank which is a member of the Federal Reserve System and whose accounts are insured by the Federal Deposit Insurance Corporation pursuant to Section 40-2,132 of the Kansas Insurance Laws (hereinafter referred to as the "Premium Trust Account").

4.5 Premiums held by the General Agent for and on behalf of the Company in the Premium Trust Account may be invested by the General Agent in Authorized Investments. "Authorized Investments" shall consist of (a) deposits in deposit accounts or certificates of deposit with maturities not exceeding one (1) year held in or issued by banks or savings and loan associations insured by the United States Government and approved by the Company, or (b) United States government bonds and treasury certificates or other obligations for which the full faith and credit of the United States are pledged for payment of principal and interest maturities of not more than one (1) year, but not contracts or options for the sale and purchase thereof, or securities indexed thereto. It shall be the responsibility of the General Agent to maintain sufficient liquidity in the Premium Trust Account to make timely payment of all amounts due to the FCIC. The length of maturity of any investment in the Premium Trust Account shall not excuse any late payment or remittance. Any interest and/or dividends paid on such Authorized Investments shall be for the benefit of and shall be the property of the General Agent.

* The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

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4.6     The characterization of an account with the General Agent on the
Company's books in the form of a debtor-creditor account shall be deemed merely a record of business transacted. Neither the keeping of an account in such form, nor the rendering of same, nor failure to enforce prompt remittance, nor alteration in compensation rate, nor compromise or settlement, shall be held to waive assertion of the fiduciary relationship as to premiums collected by the General Agent.

4.7 The General Agent must establish and maintain internal controls and record keeping mechanisms for the safekeeping and full accounting of all cash receipts, cash disbursements, premium billings, collections and policyholder records relating to policies or evidences of insurance issued by the Company or reasonably required for the fulfillment of the General Agent's duties.

SECTION 5 - CLAIMS

5.1 The General Agent shall adjust, compromise, settle, deny and/or pay all losses incurred under policies issued pursuant hereto, and maintain usual and customary records with respect to such loss handling in accordance with the legal requirements of the FCIC and the various states, and in accordance with any reasonable requirements made by the Company. The Company reserves the right to make final decisions with respect to any matter involving payment, adjustment, compromise, settlement or denial of any disputed claim or claim expense.

5.2 Notwithstanding Section 5.1 above, the General Agent shall secure the approval of the Company prior to paying or committing the Company to pay any claim which exceeds $200,000 or an amount set by the insurance commissioner of the Company's state of domicile, as set forth in a written notice delivered by the Company to the General Agent, whichever is less.

5.3 The General Agent shall send the Company a copy of the claim file upon request or whenever a claim:

        a. has the potential, in the reasonable judgment of the General Agent, to exceed or is closed by payment of an amount which exceeds $200,000 or an amount set by the insurance commissioner of the Company's state of domicile, as set forth in a written notice delivered by the Company to the General Agent, whichever is less;

        b. exceeds $200,000 or an amount set by the insurance commissioner of the Company's state of domicile, as set forth in a written notice delivered by the Company to the General Agent, whichever is less;

        c.   involves a coverage dispute; or

        d.   is open for more than six months.

5.4 All claim files shall be the joint property of the Company and the General Agent unless the Company is ordered into liquidation, in which case the claim files shall become the sole property of the Company's estate. In the event of the Company's insolvency, the claim files shall be delivered by the General Agent to any authorized representative of the Company's estate upon demand, after which the General Agent shall have reasonable access to and the right to copy the files on a timely basis. To the extent that electronic claims files are in existence, any data contained in such files will be timely transmitted to the Company and the FCIC in accordance with applicable policies and procedures.

SECTION 6 - EXPENSES

The General Agent agrees to pay, and/or reimburse the Company within 14 days after receipt of the Company's invoice with respect thereto, all expenses (other than the Company's overhead) related to conducting and supervising the writing of business pursuant to this Agreement. Such expenses shall include, but shall not be limited to, agent licenses, local agent commissions, agency supplies (such as application and policy forms, daily reports, adjuster supplies and loss drafts), premium taxes, advertising, local board and association fees and assessments.

SECTION 7 - COMPENSATION

The Company agrees to allow the General Agent an expense reimbursement allowance equal to the expense reimbursement and any similar fee or allowance (including reimbursement for excess loss adjustment expense) paid or allowed by the FCIC under the SRA covering the business written hereunder. In addition, the General Agent shall be entitled to all administrative fees and reimbursements for loss adjustment expenses (including reimbursements for excess loss adjustment expenses) collected by the General Agent or the Company for Catastrophic Risk Protection Plan ("CAT") business written pursuant to the terms of this Agreement.

SECTION 8 - REINSURANCE

The General Agent, under and at the direction of the Company, shall arrange reinsurance with the FCIC on all the business written under the terms of this Agreement for each crop year and perform all such related acts and duties under the SRA. Further, the Company agrees, if required by the FCIC, to obtain additional outside commercial reinsurance necessary to satisfy the financial requirements contained in 7 C.F.R. 400, subpart I.

SECTION 9 - UNDERWRITING GAIN OR LOSS

9.1 Effective with the 1997 MPCI crop year, after the distribution by the FCIC to the Company of the first * points of underwriting gains, as a percent of net retained premium, with respect to all retained MPCI business of the Company underwritten by the General Agent, the General Agent will be entitled to receive a profit sharing payment of * of the underwriting gains distributed by the FCIC under the SRA and the Company will be entitled to * of the underwriting gains distributed by the FCIC under the SRA. The Company will assume all underwriting losses. The General Agent's profit sharing percentage will not be reduced in a year following a loss year. Attached hereto as Schedule 9.1 is an example of a profit sharing calculation under this Section 9.1.

In the event that the Company shall pay any assessments, pursuant to state insurance guaranty or state insolvency fund laws, which are attributable to the Company's MPCI premiums produced by the General Agent pursuant to this Agreement, the amount of such assessments shall be offset against, and shall reduce, all future profit sharing amounts which become due the General Agent pursuant hereto; provided that the General Agent shall not be required to pay to the Company any amounts with respect to such assessments which are in excess of its profit sharing entitlements.

9.2 Since the Company's distributable underwriting gain for a crop year is limited under the SRA to the greater of 15% of net retained premiums, or the percentage established by the then applicable SRA as the limit on the maximum percentage of underwriting gain to be credited in a given crop year (the "Maximum Underwriting Gain"), the General Agents's profit sharing interest* in the amount in excess of the Maximum Underwriting Gain (the "credit carryforward") shall be credited by the Company to the General Agent and paid to the General Agent when distributed to the Company as provided in
Section 9.3.

9.3 If the Company sustains an underwriting loss in a subsequent crop year or realizes distributable underwriting gain for a subsequent crop year which is less than the Maximum Underwriting Gain (the "Gain Shortfall"), any credit carryforward from preceding crop years shall be applied to reduce any such underwriting loss and/or Gain Shortfall. The Company will pay to the General Agent an amount equal to the General Agent's profit sharing interest* of such credit carryforward applied to the underwriting loss and/or Gain Shortfall.

- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

9.4 In the event the Company terminates this Agreement for reasons other than fraud on the part of the General Agent relating to business effected hereunder, material breach by the General Agent of any of the conditions or provisions of this Agreement, insolvency on the part of the General Agent or pursuant to Sections 16.4, 16.5, 16.6, 16.7 or 17 of this Agreement, the Company's equity in any credit carryforward shall be terminated and the Company shall remit 100% of the credit carryforward to the General Agent within five (5) days after the Company receives it from the FCIC.

9.5 In the event of any termination of this Agreement as a result of fraud on the part of the General Agent relating to business effected hereunder, material breach by the General Agent of any of the conditions or provisions of this Agreement, insolvency on the part of the General Agent, or pursuant to Sections 16.4, 16.5, 16.6, 16.7 or 17 of this Agreement, the Company's equity in the credit carryforward shall survive termination and the Company shall remit to the General Agent its share of the credit carryforward within five (5) days after the Company receives it from the FCIC.

9.6 The General Agent will receive profit and growth ("PAG") profit sharing based upon the combined MPCI and Crop Hail results. The PAG profit sharing will be calculated as set forth in Schedule 9.6 to this Agreement and will be paid consistent with the terms of Section 10.2 hereof.

SECTION 10 - REPORTS AND REMITTANCES

10.1 On November 30 of each crop year and monthly thereafter, the General Agent shall provide a report to the Company, on forms mutually acceptable, showing on a by state, by fund basis:

        a.   estimated premiums;

        b.   gross liability;

        c.   paid losses; and

        d.   projected underwriting loss or gain.

10.2 Within 5 business days after receipt by the General Agent of payment with respect to the FCIC's final settlement for each crop year, the General Agent shall render to the Company a complete account of premiums, gross liability and paid losses for the crop year, by state, by fund, along with the underwriting loss or gain for the crop year and the Company's share thereof as well as a calculation of the General Agent's PAG profit sharing entitlement. The Company's share of any underwriting loss, less any prior payments, shall be paid by the Company upon receipt and verification of the General Agent's report. The Company's share of any underwriting gain, less profit sharing and PAG profit sharing thereon, shall be paid by the General Agent with its report. If the underwriting gain or loss is adjusted after a report has been submitted and after payment by the General Agent, the General Agent shall submit an adjusted report and the Company shall reimburse the General Agent for any overpayments within 14 days thereafter (or such overpayments may be withheld from other amounts owed by the General Agent to the Company hereunder).

10.3 In the event of an underwriting loss reported in the General Agent's monthly account report, the Company shall, within 10 days of delivery of such report, remit to the General Agent funds necessary to pay such loss.

10.4 For so long as Crop Growers Corporation ("Crop Growers") has the obligation to prepare and file 10-K and 10-Q Reports with the Securities and Exchange Commission, the General Agent shall supply the Company with copies of such 10-K and 10-Q Reports within 15 days after their filing due date with the Securities and Exchange Commission. In the event Crop Growers no longer is obligated to prepare and file such 10-K and/or 10-Q Reports, or ceases to file such reports for whatever reason, the General Agent shall:

        a. supply to the Company within one hundred twenty (120) days of the close of each of Crop Growers' fiscal years, a copy of the audited consolidated financial statements of Crop Growers and its subsidiaries, including the General Agent, as of the end of such fiscal year, consisting of balance sheets, statements of income and expense, retained earnings, paid-in capital, and changes in cash flow, prepared in accordance with United States generally accepted accounting principles; and

        b.   at the request of the Company, supply to the Company within sixty
        (60) days of the close of each of Crop Growers' first three quarters of any fiscal year, a copy of financial statements of Crop Growers containing similar detail as provided in Section 10.4a for the quarter, prepared in accordance with United States generally accepted accounting principles and certified as to accuracy by Crop Growers' Chief Financial Officer.

SECTION 11 - INSURANCE REQUIREMENTS

11.1 The General Agent currently maintains an errors and omissions insurance policy. The aggregate limit of liability under such policy is $2,000,000, with a limit of

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$2,000,000 per occurrence.  The General Agent currently maintains a general liability insurance policy. The aggregate limit of liability under such policy is $2,000,000, with a limit of $2,000,000 per occurrence. The General Agent will maintain its errors and omissions and general liability insurance policies unless it becomes commercially unreasonable for the General Agent to do so.

11.2 The General Agent currently maintains a fidelity bond. The aggregate limit of liability under such bond is $5,000,000, with a limit of $5,000,000 per occurrence. The General Agent will maintain its fidelity bond unless it becomes commercially unreasonable for the General Agent to do so.

11.3 The General Agent currently maintains a workers' compensation insurance policy. The aggregate limit of liability and per occurrence limit of liability under such policy is in accordance with applicable statutory requirements. The General Agent will maintain workers' compensation insurance as required by applicable law.

11.4 The General Agent shall supply the Company with copies of any and all certificates of insurance, policies and bonds reflecting the above coverage within thirty (30) days after they have been received by the General Agent.

11.5 In the event that the General Agent shall receive a cancellation, nonrenewal, or rescission notice with respect to any of the coverages specified in Sections 11.1 through 11.3 above, or if any such coverages are otherwise modified or discontinued, the General Agent shall immediately notify the Company of such fact.

SECTION 12 - INDEMNIFICATION

12.1 The General Agent agrees to hold harmless and indemnify the Company from and against all losses (including so-called compliance losses), costs, damages and expenses, including court costs and attorney fees, incurred by the Company as a direct or indirect result of the negligent or intentional acts, errors or omissions of the General Agent, its directors, officers, employees or agents, or other parties operating under the direction or control of the General Agent, regardless of whether said acts, errors or omissions occur before or after termination of this Agreement.

12.2 The Company agrees to hold harmless and indemnify the General Agent from and against all losses (including so-called compliance losses), costs, damages and expenses, including court costs and attorney fees, incurred by the General Agent as a direct or indirect result of the negligent or intentional acts, errors or omissions of the Company, its directors, officers, employees or agents, or other parties operating under the direction or control of the Company, regardless of whether said acts, errors or omissions occur before or after termination of this Agreement.

SECTION 13 - RECORDS

13.1 The General Agent shall maintain separate records of business written by the General Agent on the Company's behalf. The General Agent's records, including its expiration rights, ("Expiration Rights and Records") are the General Agent's property. The General Agent has the right to use and control such Expiration Rights and Records. The Company shall have access and the right to copy all accounts and records related to the Company's business, including the right to inspect and audit the General Agent's financial and accounting records for the purpose of verifying compliance with this Agreement. All such records shall be retained for the minimum time periods required by Kansas law, or for such longer time periods if so required by the law of a state having jurisdiction over a particular insured.

13.2 The Company and the insurance commissioner of the Company's state of domicile or any other insurance commissioner having jurisdiction over the business covered by this Agreement shall have the right at any reasonable time to examine and copy all accounts and records in the possession of the General Agent referring to business effected hereunder.


13.3 The General Agent hereby grants the Company a security interest in the General Agent's Expiration Rights and Records. The General Agent hereby grants the Company a power of attorney to act as the General Agent's attorney-in-fact for the SOLE purpose of executing any appropriate UCC-1 or other similar financing statement, and any extensions or amendments thereto, as the Company deems necessary for the purpose of perfecting the Company's security interest in such Expiration Rights and Records, provided that such security interest shall be subordinate to the security interest of any party providing financing on a secured basis to Crop Growers, the General Agent, or their respective subsidiaries, currently or in the future, such as Crop Growers' current line of credit with First Interstate Bank of Montana.

SECTION 14 - STATUS OF GENERAL AGENT, ITS EMPLOYEES AND AGENTS

While performing its duties and responsibilities hereunder, the General Agent shall be deemed an independent contractor, as the Company reserves no authority or right to control the General Agent's method of performance. No employees of the General Agent shall be regarded as employees of the Company, and all agents appointed by the General Agent shall be regarded as agents of the General Agent and not of the Company, except as may be required by applicable statutes.

SECTION 15 - ARBITRATION

15.1 As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the General Agent, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration. All of the Arbiters and the Umpire shall be active or retired, disinterested executive officers of insurance or reinsurance companies, Underwriters at Lloyd's, London or managing general agencies. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, an Umpire shall be appointed by the American Arbitration Association.

15.2 Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

15.3 Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be divided equally between the two parties.

15.4 Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

SECTION 16 - COMMENCEMENT AND TERMINATION

16.1 This Agreement shall become effective on July 1, 1996, with respect to business produced for the 1997 crop year and subsequent crop years, and shall remain in force thereafter until terminated. In the event there are material changes in the MPCI program after the date of this Agreement or that the FCIC does not grant the Company an SRA for the 1998 crop year or any subsequent crop year, the Company and the General Agent agree to renegotiate this Agreement in good faith. However, the above agreement to renegotiate shall not be deemed a waiver or modification of the termination provisions outlined elsewhere in this Section. This Agreement shall run concurrently with the Multiple Peril Crop Insurance Quota Share Reinsurance Agreement and the Multiple Peril Crop Insurance Retrocession Agreement entered into between the Company, on the one hand, and insurance company affiliates of the General Agency on the other.

16.2 This Agreement may be terminated as of June 30, 1999 or any June 30 thereafter with respect to new policyholders by either party sending to the other not less than 12 months' prior notice of its desire to terminate.

16.3 This Agreement may be terminated as of June 30, 1999 or any June 30 thereafter with respect to renewal policyholders as follows:

        a. by the General Agent sending to the Company not less than 12 months' prior notice of its desire to terminate;

        b. by the Company sending to the General Agent not less than 24 months' prior notice of its desire to terminate.

Upon termination of this Agreement, the General Agent shall have no further authority to bind or issue policies on behalf of the Company, and the other duties and obligations of the General Agent and the Company under this Agreement shall continue to be performed on a run-off basis with respect to the policies bound or issued by the General Agent prior to the date of termination, including but not limited to the collection and remittance of premium and loss funds, maintenance of the appropriate books, records and accounts, preparation and submittal of the requisite accounts and reports and investigation, handling and administration of claims and losses, except that the General Agent shall have no premium collection authority if termination is accomplished under Sections 16.4, 16.5, 16.7 or 17 of this Agreement.

Upon termination of the Texas Agreement referred to in Section 2.1, this Agreement shall terminate automatically at the same time and on the same basis.

In the event of termination of the Agreement, the Company agrees to allow the General Agent to effect a bulk transfer of the business written hereunder to another insurance company which is qualified to do business where the General Agent is doing business and is otherwise acceptable to the FCIC. This provision is subject to the terms and conditions of transfer as provided by applicable FCIC regulations at the time of transfer.

16.4 The Company may terminate this Agreement immediately without notice to the General Agent, with respect to any and all states in which the General Agent is authorized to act as the Company's managing general agent pursuant to this Agreement, in the event that the General Agent loses its license or authorization to engage in the insurance business as contemplated and required by this Agreement, whether through revocation, suspension, nonrenewal or otherwise if such license termination is due to any of the reasons stated in Kansas Insurance Laws Section 40-242, or similar statute under another state's law. In any state in which the General Agent's license is terminated, the General Agent's authority under this Agreement shall cease immediately without notice until such license is restored.

16.5 In the event of fraud or intentional misappropriation of funds by the General Agent, the Company may terminate this Agreement by written notice effective immediately. This Agreement may be terminated immediately upon 30 days written notice by the Company to the General Agent in the event the General Agent fails to pay premiums or meet other financial obligations to the Company when due or otherwise violates the terms of this Agreement, which failure or violation is not cured within such 30 day period.

16.6 The Company acknowledges that Crop Growers is a publicly owned company the common stock of which is traded on a national securities exchange. In the event that:

        a. there shall be consummated any consolidation or merger of Crop Growers pursuant to which the stockholders of Crop Growers immediately prior to the merger or consolidation do not represent, immediately after the merger or consolidation, the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 50% or more of the combined voting power of Crop

        Growers (or the surviving entity's) then outstanding securities ordinarily (and apart from rights occurring in special circumstances) having the right to vote in the election of directors;

        b. there shall be consummated any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of Crop Growers or any of its material Subsidiaries (as defined below); or

        c. any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than (A) Crop Growers or a Subsidiary thereof, or (B) any employee benefit plan sponsored by Crop Growers or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Crop Growers representing more than 50% of the combined voting power of Crop Growers' then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender, leveraged buyout or exchange offer, open market purchases, privately negotiated purchases, other arrangements or understandings or otherwise;

        the General Agent shall give the Company notice of any such transaction within ten (10) days after such transaction is consummated.

        Following receipt of such notice, the Company may terminate this Agreement upon thirty (30) days notice given no later than the 30th day after receipt of such notice. For purposes of this Section, the term "Subsidiary" shall mean (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by Crop Growers, or (ii) in the case of unincorporated entities, any such entity with respect to which Crop Growers has the power, directly or indirectly, to designate more than 50% of the individuals exercising functions similar to a board of directors.

16.7 This Agreement may be terminated immediately in the event the General Agent becomes insolvent or makes any general assignment for the benefit of creditors.

16.8 In the event of termination of this Agreement, should the General Agent be in any way indebted to the Company at such time, for premium or any other obligations under this Agreement, such debt or debts shall immediately become due and payable. The Company shall have the right to suspend the General Agent's underwriting and/or claims settlement authority during the pendency of any dispute regarding the cause for termination. Minor accounting discrepancies shall not be considered grounds for termination.

16.9 In the event of termination of this Agreement, and provided the General Agent (and/or the local agents appointed by the General Agent under authority of this Agreement) has, in accordance with the terms of this Agreement, within 15 days of such termination, accounted for and paid to the Company all premiums and other monies due and owing the Company, the records of the General Agent and the local agents, together with use and control of the Expiration Rights and Records, shall remain the property of the General Agent and of the local agents, as their interests may appear, and be left in their undisputed possession. Notwithstanding the ownership and possession of such Expiration Rights and Records by the General Agent, the Company shall have the undisputed right to copy all records necessary to satisfy insurance department record keeping requirements, including but not limited to all underwriting files, claims files, billing information, etc. If there has not been such an accounting and payment by the General Agent (and/or local agents appointed by the General Agent under authority of this Agreement) within 15 days of termination of this Agreement, the Company shall have the right to assume control of the General Agent's Expiration Rights and Records and may:

        a. keep all commissions payable on such expirations or their renewals and apply such commissions against what the General Agent owes the Company; and/or

        b. sell such portion of the Expiration Rights and Records that the Company reasonably believes is necessary to satisfy the General Agent's obligations to the Company pursuant to this Agreement.

        In the event that such retained commissions or sale proceeds are insufficient to satisfy the General Agent's obligations to the Company under this Agreement, the General Agent shall still be responsible for such unpaid sums. In the event that such retained commissions or sale proceeds are more than necessary to satisfy the General Agent's obligations to the Company, the Company shall return such excess to the General Agent.

        Any sale of the Expiration Rights and Records must be made in a commercially reasonable manner pursuant to the Uniform Commercial Code. The Company shall have the right to appoint any buyer of such Expiration Rights and Records as a Managing General Agent for such business.

        To the extent that the General Agent has not satisfied its financial obligations to the Company within any prescribed time period, including any cure period, and the Agreement is terminated, the Company shall notify the General Agent of the amount the Company reasonably believes the General Agent owes to the Company. If the parties cannot agree within 10 days of such notice as to the amount of premiums, amounts or other obligations due ("Disputed Obligations"), the General Agent shall deposit, in a trust account acceptable to the Company, an amount equal to the Disputed Obligations claimed by the Company to be due until such time as the dispute is resolved. To the extent that the Company subsequently reasonably believes additional amounts may be due the Company by the General Agent under this Agreement, the Company shall give notice of such additional amounts. If the parties cannot agree within 10 days of such notice as to the amount of such additional owed Disputed Obligations, the General Agent shall deposit such additional amount in the trust account. Upon deposit by the General Agent in the trust account of the amounts of such Disputed Obligations, the Company shall suspend any efforts to pursue the sale of the Expiration Rights and Records or capture of commissions. Nothing in this Section shall preclude the Company from proceeding with the mechanics of a public or private sale of the Expiration Rights and Records, including giving notice of the time, place and manner of any proposed public or private sale, except that, if the provisions regarding the Disputed Obligations above are not yet concluded, no sale may actually occur.

SECTION 17 - SUSPENSION OR DEBARMENT UNDER AN SRA

17.1 The General Agent acknowledges that if the FCIC should suspend or debar the General Agent under 7 C.F.R. 3017, which suspension or debarment prevents the General Agent from performing its obligations under this Agreement, the Company, in accordance with the terms and conditions of the SRA, will remain ultimately liable to provide services to policyholders then being served under the SRA. As such, and recognizing that under the terms of this Agreement the General Agent performs, on behalf of the Company, substantially all such services to policyholders, the General Agent agrees that in the event of a suspension or debarment as contemplated under this Section 17.1, the

General Agent shall take all such actions as shall be reasonably requested by the Company to ensure that service to policyholders continues without interruption and in accordance with MPCI Program Requirements (as hereinafter defined). In addition to suspension or debarment, other actions might be taken by either the Federal or a state government that could similarly substantially hinder, interfere or prevent the General Agent from performing, on the Company's behalf, substantially all such services to policyholders then being served under the SRA. In such event, to the extent necessary, the General Agent shall take all such actions as shall be reasonably requested by the Company to ensure that service to policyholders continues without interruption and in accordance with MPCI Program Requirements.

17.2 In order to ensure the continuation of service to policyholders in the event of an event contemplated by Section 17.1, the General Agent and the Company agree, subject to any approval by the FCIC, as the case may be, that they will (during the 90 days following execution of this Agreement) discuss and agree upon plans to provide such continuation of services. If the General Agent and the Company are unable to agree to any such plans, in the event of a suspension or debarment as described in Section 17.1 hereof, they shall agree to the following:

        a. The General Agent shall (i) sell its MPCI Business (as defined below) to a third party (which third party may include the Company and shall be acceptable to the FCIC and the Company, which acceptance by the Company shall not be unreasonably withheld) or (ii) Crop Growers or the General Agent shall merge, consolidate, or sell, lease, exchange or transfer all or substantially all of the assets or business of Crop Growers or the General Agent, including the MPCI Business, to a third party (which third party may include the Company and shall be acceptable to the FCIC); provided, however, that until the earlier of (A) the sale under this Section 17(a) or (B) the General Agent becomes obligated to proceed under Section 17.2(b) below (the "Transition Period"), the General Agent shall make available on a non-exclusive basis the assets described in (i) - (ii) of paragraph
        (b) below and the General Agent shall make available to the Company on a non-exclusive basis and on commercially reasonable terms the employees, sub-agents and local agents described in (iii) and (iv) of paragraph (b) below, in all cases only to the extent reasonably necessary for the Company to continue servicing, during the Transition Period, policyholders then being serviced under the SRA; or

        b. If the General Agent shall not complete a transaction contemplated by Section 17.2(a) within 90 days of any such suspension or debarment, or such shorter period of time as may be reasonably necessary for the Company to meet the Company's obligations under the SRA in accordance with MPCI Program Requirements, then:

             (i) the General Agent would supply the Company with copies of all records necessary for the Company to meet all of the Company's obligations under the SRA and any policy of insurance issued pursuant to this Agreement (the "Company Obligations"); provided, however, that supplying such copies shall not in any way affect the use and ownership of the Expiration Rights and Records as otherwise set forth in this Agreement;

             (ii) the General Agent would make available on a non-exclusive basis, either by lease, license, management agreement, purchase or other commercially reasonable method, all computers (including hardware and software), computer records, and other data processing equipment used by the General Agent to process information used by the Company, or on the Company's behalf, that is reasonably necessary for the Company to meet the Company Obligations (the "Computer Equipment");

             (iii) the Company shall have the right, in its discretion, to solicit for employment and/or employ any current or future employee of the General Agent or its affiliates as may be reasonably necessary for the Company to meet the Company obligations;

             (iv) the Company and the General Agent each shall have the right to continue to use any and all sub-agents or local agents who have placed business with the Company pursuant to this Agreement. The General Agent shall cooperate with the Company to the extent necessary to accomplish this result by executing any and all agreements necessary to transfer to the Company any requisite rights under any then existing agreements;

             (v) as a part of implementing items (i) - (iv) above, the parties agree that the Expiration Rights and Records, Computer Equipment, the right to hire employees (as provided in (iii) above), use of sub-agents or local agents (as provided in (iv) above) and such other related assets

             (together defined as the "MPCI Business") shall be purchased by the Company. In such case, the Company and the General Agent shall in good faith attempt to agree on the appropriate purchase price to be paid by the Company to the General Agent for the MPCI Business. In valuing the MPCI Business, due consideration shall be given to its value as a going concern, as appropriate. In the event that the Company and the General Agent cannot reach agreement on a purchase price, they shall seek an independent valuation of the MPCI Business from a mutually agreed upon investment banking firm, again giving due consideration to its value as a going concern, as appropriate. In the event that the parties do not agree upon an investment banking firm to value the MPCI Business within 110 days of any such suspension or debarment, or if the parties do not agree upon a purchase price within 30 days after delivery to them of a valuation by the investment banking firm chosen by them, the issue of such purchase price shall be submitted to binding arbitration pursuant to Section 15 of this Agreement (provided that the arbiters shall be representatives of investment banking firms and not insurance industry persons). Notwithstanding any disagreements over the amount of the purchase price, if the MPCI Business is to be sold to the Company, the General Agent shall immediately transfer the assets constituting the MPCI Business to the Company. Such transfer of the MPCI Business shall not await the determination or payment of the purchase price.

SECTION 18 - COMPLIANCE

18.1 The Company shall oversee compliance by the General Agent with the MPCI Program Requirements, the laws and regulations of the United States and the laws and regulations of the state in which the Company and General Agent are conducting business under this contract. For purposes of this Agreement, the term "MPCI Program Requirements" means comply with all requirements of the SRA and FCIC rules, laws, regulations, bulletins, directives, instructions, court and agency rulings, and other written requirements with respect to the sale and administration of MPCI policies issued by the FCIC applicable to the General Agent's performance of its obligations under this Agreement.

18.2 The General Agent shall cooperate with the Company in the review of the General Agent's operations which are designed to assure policyholders are properly serviced, that monies are distributed in accordance with the MPCI Program

Requirements, and FCIC policies and procedures are being followed.

18.3 The General Agent acknowledges that, between the General Agent on one hand and the Company and other insurers writing MPCI under the SRA on the other hand, the General Agent is responsible for compliance with the MPCI Program Requirements. The General Agent shall, in all cases and at all times, observe and obey the MPCI Program Requirements, and shall not bind the Company or any other policy writing company designated in the SRA in contravention of the MPCI Program Requirements, this Agreement, or the Company's written instructions consistent with Section 2.3 hereof. In the event of a conflict between the requirements of this Agreement and the MPCI Program Requirements, the MPCI Program Requirements shall control and take precedence and the Company and the General Agent agree to reform this Agreement to eliminate such conflict, and shall negotiate in good faith any equitable adjustment to the terms hereof that is necessary as a result of such conflict.

        a. The General Agent has developed a plan to monitor the quality of service provided by the sales, underwriting, and claims processing functions of the General Agent's MPCI business operations. The General Agent shall provide the Company with a copy of the schedule of the activities under the internal monitoring plan, which shall include, but not be limited to, the dates, locations and types of review to be conducted. The General Agent agrees to provide the Company with a copy of any changes that are adopted to the schedule within ten (10) business days of the schedule change.

        b. The General Agent shall promptly provide the Company with a copy of each report generated from the review and a copy of any correction plan to be adopted to remedy any problems discovered by the review.

18.4 The Company and the General Agent shall form a joint task force (hereinafter referred to as the "Compliance Review Group") to identify and analyze compliance issues and to recommend actions or procedures to improve the MPCI compliance process by the Company and the General Agent. The Compliance Review Group shall identify not less than three nor more than six quality of service or compliance issues to be the subject of the Compliance Review Group's monitoring activities during each six month period. The Company and the General Agent shall consider in good faith the implementation of any recommendations of the Compliance Review Group.

18.5 If the Company finds that the General Agent has not complied with the provisions of Sections 18.2 and 18.3 above, and the General Agent has not taken appropriate steps to correct the non-compliance, the Company may, at its option, require, in writing, that the General Agent take corrective action within 45 days of the date of such finding. The notice shall describe each contract violation or occurrence of non-compliance. The General Agent will provide the Company within ten days of such a notice with a correction action plan and, on or before the 45th day following such notice, the General Agent will provide the Company with a description of the correction action taken to address the non-compliance or reported violation and provide the Company with the opportunity to verify the correction action taken.

SECTION 19 - MISCELLANEOUS

19.1 This Agreement, and all the rights and interests arising herefrom, shall be binding upon, and shall inure to the benefit of, the parties hereto, their representatives, successors and assigns; however, none of the authorities, duties or responsibilities of the General Agent or the Company may be assigned by either of them without the written consent of the other, except for loss adjusting which will be assigned to Crop Loss Adjusting Service, Inc., a wholly owned Subsidiary of Crop Growers.

19.2 This Agreement may not be modified verbally, nor may it be modified by any subsequent practice or course of dealing by the parties, or in any manner other than in writing signed by the parties hereto. No forbearance or neglect on the part of one party to enforce any of the provisions of this Agreement shall be construed as a waiver of any of its rights or privileges hereunder, unless in each instance a written memorandum specifically expressing such waiver be made and subscribed by an officer of the other party. No such waiver shall modify this Agreement or affect the rights of one party with respect to any subsequent default or failure of performance by the other party.

19.3 In the event that any part of this Agreement is determined to be unenforceable by reason of violation of federal or applicable state law, such determination shall not affect the validity or enforceability of the remaining terms and provisions.

19.4 This Agreement supersedes all previous agreements, either oral or written, between the parties hereto concerning the subject matter hereof, except the 1996 MPCI General Agency Agreement.

19.5 This Agreement shall, except as otherwise expressly set forth therein, be governed by and construed in accordance with the internal laws of the State of Kansas.

19.6 All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon receipt when sent by certified or registered mail, Federal Express, DHL or other similar nationally recognized service, or telecopier (with request for confirmation of receipt) to the other party to this Agreement at the addresses specified in this Section 19.6, for both the General Agent and the Company, or to such other address as the General Agent or the Company may from time to time specify in writing.

        Notices to the General Agent:

        Crop Growers Insurance, Inc.
        7500 College Boulevard, Suite 1170
        Overland Park, Kansas 66210
        Attention:      Tony Cid, Senior Vice President
        Fax No.:        (913) 338-3448

        Notices to the Company:

        Fireman's Fund Insurance Company
        727 Craig Road
        St. Louis, Missouri 63141
        Attention:      John M. Meuschke, Senior Vice President
        Fax No.:        (314) 569-7335

19.7 This Agreement may be signed in any number of counterparts and each such counterpart shall be deemed an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives at:

St. Louis, Missouri, this 10th day of July, 1996.


                                       FIREMAN'S FUND INSURANCE COMPANY

                                       By: /s/ JOHN MEUSCHKE
                                           ------------------------------------


Overland Park, Kansas, this 10th day of July, 1996.

                                       CROP GROWERS INSURANCE, INC.

                                       By: /s/ RICHARD A. BARTLETT
                                           ------------------------------------

                                     SCHEDULE 9.1

                                           *




- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

                                     SCHEDULE 9.6

                                  PROFIT AND GROWTH


The Profit and Growth (PAG) profit sharing will be calculated annually based on the following factors: (i) PAG premium; (ii) Return on Sales; and (iii) the PAG profit sharing grid. The General Agent will be entitled to PAG profit sharing equal to the percentage indicated on the PAG profit sharing grid times the PAG premium, subject to the following constraints: (i) if, in any year, the PAG premium is less than * million, the General Agent will not be entitled to PAG profit sharing for that year; (ii) if, in any year, the Company's Return is less than *, the General Agent will not be entitled to PAG profit sharing for that year; and (iii) since the Company's distributable underwriting gain for a crop year is limited under the SRA to the greater of 15% of net retained premiums, or the percentage established by the then applicable SRA on the limit on the maximum percentage of underwriting gain to be credited in a given crop year, then the General Agent's PAG profit sharing payment shall be limited to the distributable underwriting gain and the PAG profit sharing credited in excess of the payment shall be credited by the Company to the General Agent.

The following definitions shall apply to the calculation of the PAG profit sharing:

PAG PREMIUM: Total MPCI and Crop Hail premium, net of premium ceded to the government, which the General Agent delivers to the Company.

COMPANY'S RETURN: The sum of (i) MPCI underwriting gain or loss from the FCIC's final settlement less profit sharing paid to the General Agent less * of MPCI net premiums, (ii) (* less Crop Hail loss ratio) times Crop Hail premiums less Crop Hail profit sharing paid to the General Agent, and (iii) the Loss Carryforward.

LOSS CARRYFORWARD: (i) If the Company's return is less than $0 for any year, then the Loss Carryforward will be the Company's return for the current year.

RETURN ON SALES:  The Company's return divided by PAG premium.

- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

                                PAG PROFIT SHARE GRID

                                           *





- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

                              ATTACHMENT TO SCHEDULE 9.6

                                           *





- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.

SAMPLE CALCULATION 4:

                                           *




- ------------------
*The Company has requested confidential treatment of this information pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Accordingly, this information has been redacted from this filing.